Exhibit 3.25.1
CERTIFICATE OF MERGER
Pursuant to Section 18-209 of the Delaware
Limited Liability Company Act
MERGER OF
K & L LIMITED PARTNERSHIP
INTO
AVIV FOOTHILLS, L.L.C.
     Aviv Foothills, L.L.C., a Delaware limited liability company, does hereby certify that:
     FIRST: The name and jurisdiction of formation of each of the constituent parties to the merger are as follows:

Name	Jurisdiction of Formation

K & L Limited Partnership	Illinois

Aviv Foothills, L.L.C.	Delaware
     SECOND: An agreement and plan of merger between the constituent parties to the merger has been approved and executed by each of the constituent parties to the merger.
     THIRD: The name of the surviving limited liability company is Aviv Foothills, L.L.C.
     FOURTH: The executed agreement and plan of merger is on file at the principal place of business of the surviving limited liability company, the address of which is c/o Aviv Healthcare Properties Limited Partnership, 2 North LaSalle Street, Suite 725, Chicago, Illinois 60602.
     FIFTH: A copy of the agreement and plan of merger will be furnished by the surviving limited liability company, on request and without cost, to any member or partner of either constituent party.

     IN WITNESS WHEREOF, Aviv Foothills, L.L.C. has caused this Certificate of Merger to be duly executed as of April 11, 2005.

AVIV FOOTHILLS, L.L.C.
By:	/s/ Samuel Kovitz
Samuel Kovitz, Authorized Person

2